Exhibit p.20

GSA Capital Partners LLP

Code of Ethics

January 2014

GSA Capital

GSA Capital Partners LLP Code of Ethics January 2014

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

Section 1	Introduction and General Provisions

“Client” or “Clients” means GSA’s Funds or managed accounts, and not the underlying Investors in the Funds.

“Compliance Officer” the Compliance Officer is Tim Kuschill.

“Covered Staff member” means any Staff member of GSA, unless a Staff member is specifically designated otherwise in writing by the Compliance Officer.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“FCA” means the Financial Conduct Authority.

“Funds” means the various pooled investment vehicles or funds advised or managed from time to time by GSA.

“GSA” means, together, GSA Capital Partners LLP, GSA Capital Services Limited, HFFX LLP, GSA Capital Partners (New York) LP, GSA Capital Partners (USA) LP and each series within that LP, GSA PEV LP and GSA NYGP Ltd.

“Investor” or “Investors” means (i) actual investors in a GSA Fund or (ii) managed account holders, as applicable.

“Member of Staff” or “Staff member” means an employee, partner and/or consultant of GSA, as the case may be.

“SEC” means the Securities Exchange Commission.

GSA wishes to be seen by investors, the industry and the market as a responsible and ethical business. As a result, GSA and its Staff members must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, non-public information by GSA or any Staff member, (2) gives rise to any breach of any duty owed to any GSA Client or Investor, or (3) creates any conflict of interest between any GSA Client and GSA or any Staff member.

1.1	Requirements of this Code of Ethics (the “Code”)

1.	Duty to Comply with Applicable Laws

All Staff members are required to comply with the Federal Securities Laws, the duties owed by GSA to its Clients, and this Code.

2.	Duty to Report Violations

Each Staff member is required to promptly notify the Compliance Officer in the event such Staff member knows or has reason to believe that such Staff member or any other Staff member has violated any provision of this Code. If a Staff member knows or has reason to believe that the Compliance Officer has violated any provision of this Code, such Staff member must promptly notify the COO, and is not required to so notify the Compliance Officer.

GSA is committed to fostering a culture of compliance. You will not be penalized and your status at GSA will not be jeopardized by communicating with the Compliance Officer. Reports of violations or suspected violations also may be submitted anonymously to the Compliance Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

3.	Duty to Provide Copy of the Code of Ethics and Related Certification

GSA shall provide all Staff members with a copy of this Code and all subsequent amendments hereto. All Staff members must in turn provide written acknowledgement to the Compliance Officer of (a) their initial receipt and review of this Code, (b) their review of this Code on a periodic basis at such times as requested, and (c) their receipt and review of any subsequent amendments to this Code. The forms used to acknowledge and certify the initial receipt and review and any periodic review of this Code are attached, respectively, as Appendix A and G hereto.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

Section 2	Financial Crime, Anti-Bribery & Corruption

The following section is of critical importance. It is essential that all Staff members comply with GSA’s policies designed to eliminate the illegal activities described in this section. GSA considers any breach of these policies to be an extremely serious offence. Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

2.1	UK and US Offences of Insider Dealing and UK Civil Offence of Market Abuse

Rules Reference:	Part V Criminal Justice Act; FCA Rules, Exchange Act Rule 10b-5; Sections 118-131 of the Financial Services and Markets Act 2000, the FCA Code of Market Conduct, the Financial Services and Markets Act 2000 (Market Abuse) Regulations 2005; Section 397(1) of the Financial Services and Markets Act 2000; SUP 15.10

Rules Summary:	In the UK, it is a criminal offence to deal or encourage another person to deal in any securities about which you have inside information. It is also a criminal offence to pass on any such information other than in the proper course of your employment.

In the US, SEC regulations state that whether or not insider dealing occurs, failure to maintain adequate policies to detect and prevent insider trading is a violation of the Advisers Act. One basic aspect of these procedures is monitoring all personal account trades to detect any possible violations of the prohibition on insider trading.

Additionally, in the UK, several types of behaviour falling short of the criminal offence of insider dealing have been identified as “market abuse”, occurrences of which are subject to discipline by the FCA. Each offence relates to the inappropriate use of sensitive non- public information held, or relating to certain financial instruments.

(a)	Summary of the UK Insider Dealing Legislation

Insider Dealing is made a criminal offence in Part V of the CJA. The CJA makes it an offence to use non-public, price-sensitive information (“inside information”) in order to make a profit or avoid a loss when dealing in shares, debt certificates, derivatives or other investments described as “price affected securities” by the CJA, or to enable anyone else to do so.

Inside information is defined as being information which:

•	relates to a particular issuer or to particular securities;

•	is specific or precise;

•	has not been made public; and

•	if it were made public would likely to have a significant effect on the price of any securities (“price” includes value in this context).

Dealings are covered even if they are off-market and even if they are for a third party.

All Staff members must therefore be aware that unless an exemption applies (and they are very limited) they may commit a criminal offence punishable by a fine and up to seven years’ imprisonment if, where they hold inside information, before the inside information becomes public, they do any of the following:

•	try to profit from the inside information by dealing in shares;

•	instruct, encourage or advise any broker, colleague, friend or family member or other person to buy, sell or underwrite the relevant shares; or

•	disclose the inside information to any other person other than in the proper course of your employment (i.e. it is proper and necessary, e.g. to comply with internal procedures).

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

This is the case even if:

•	the Staff member deals only for friends and family, for GSA or (except in the case of an unsolicited, execution-only order) on the instructions of a Client;

•	the Staff member deals off-exchange;

•	the securities dealt in are not quoted in London, or, in the case of warrants, options or futures contracts, on any exchange;

•	the Staff member receives the information outside of their work environment and deals solely for their personal account;

•	the Staff member does not act for or advise the company whose shares or debt securities are dealt in or to which the warrants, options or futures contracts are linked;

•	the Staff member is himself only given the inside information by a contact, whether or not connected with the company dealt in;

•	the inside information relates not just to the company or sector in which the Staff member or his contact deals;

•	the inside information relates primarily to a different company from the one in which the Staff member or his contact deals;

•	the Staff member instructs, encourages or advises contacts to deal for their own account rather than on behalf of the Staff member; or

•	the transaction is executed on a non-UK exchange or the broker or contact instructed, encouraged or advised to deal is outside the UK.

Staff members should note that both the FCA and the police investigate insider dealing and that they can require information to be given on oath. Moreover, the London Stock Exchange monitors all dealing carefully to see if any dealings before price-sensitive information is announced were unusual for the company or security concerned and will normally investigate whenever a complaint is made.

(b)	Summary of US Insider Trading Rules

Insider trading—trading securities while in possession of material, non-public information or improperly communicating such information to others—may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years’ imprisonment. The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, Clients and Investors may sue seeking to recover damages for insider trading violations.

The law of insider trading is complex; a Staff member legitimately may be uncertain about the application of these laws in a particular circumstance. Members of Staff should direct any questions relating to insider trading to the Compliance Officer. A Staff member must also notify the Compliance Officer immediately if he or she knows or has reason to believe that a violation of insider trading laws has occurred or is about to occur.

(i)	Buying or selling securities on the basis of material, non-public information is prohibited. This would include purchasing or selling (i) for a Staff member’s own account or one in which the Staff member has direct or indirect influence or control, or (ii) for the account of a Client. If any Member of Staff is uncertain as to whether information is “material” or “non-public,” such person should consult the Compliance Officer.

(ii)	Disclosing material, non-public information to inappropriate persons, whether or not for consideration (i.e. tipping), is prohibited. Material, non-public information may be disseminated only within certain specifically-agreed situations where all recipients of the information have agreed to maintain the disclosed information in confidence and not to trade on the basis of such information. The Compliance Officer must be consulted before any such relationship is entered into or any disclosure of material non-public information is otherwise considered or attempted.

(iii)	Assisting anyone transacting business on the basis of material, non-public information through a third party is prohibited.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

(iv)	The following definitions are central to an understanding of the US regime:

•	What is “material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality are decided by the specific facts of the situation in question. Staff members should direct any questions regarding the materiality of information to the Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, offerings, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, pre-publication information regarding reports in the financial press may also be deemed material.

•	What is “Non-public” Information?

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other generally circulated publication, and after sufficient time has passed so that the information has been disseminated widely.

(c)	UK Civil Offence of Market Abuse

It should be appreciated that the FCA may take disciplinary action against any Staff member, not just Approved Persons, for behaviour falling short of the criminal offence of Insider Dealing through the Market Abuse regime.

Market abuse is behaviour which satisfies one of three tests:

•	the behaviour relates to qualifying investments on a prescribed market;

•	the behaviour relates to a request for admission to trading on such a market; or

•	the behaviour relates to investments related to qualifying investments.

(i)	Prescribed Markets and Qualifying Investments

Prescribed markets are those listed by the UK Treasury in the Prescribed Markets and Qualifying Investments Order and are broadly defined as being any market which is established under the rules of a UK recognised investment exchange (“RIE”). Most investments traded on these exchanges are deemed to be “qualifying investments”.

Behaviour which could be regarded as occurring “in relation to” qualifying investments includes for example:

•	something whose price or value is expressed by reference to a qualifying investment – for example a bond listed on an overseas exchange which is convertible into shares on an RIE in the UK; or

•	transactions whose subject matter is a qualifying investment, for example a spread bet on a qualifying investment.

In reality therefore, the regime goes far beyond the concept of qualifying investments traded on UK RIEs. It covers any other financial products or instruments which are linked to those investments, whether or not those other financial products or instruments are traded on the prescribed markets, or indeed any financial market.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

(ii)	Regular User

The Code of Market Conduct states that, in some cases, behaviour will be market abuse where it falls below the standards expected by the “regular user”. A regular user is effectively a reasonable person who deals regularly and understands the workings of the market concerned.

(iii)	Specific Types of Behaviour

Market abuse consists of any of the following seven types of behaviour (or requiring or encouraging such behaviour):

Market Abuse offence of Insider Dealing

This relates to the civil offence of Insider Dealing (as opposed to the criminal offence as outlined above).

The offence occurs where an insider (1) deals or attempts to deal in a security on the basis of information which he/she knows is inside information and (2) the trading must be on the basis of the information i.e. it must be the reason for, or a material influence on, the decision to deal.

•	Insider: any person who has inside information:

•	as a result of their membership of the administrative, management or supervisory body of an issuer of qualifying investments;

•	as a result of holding capital of an issuer of prescribed investments;

•	as a result of having access to the information through their employment, profession or duties;

•	as a result of criminal activities; or

•	which they have obtained by other means, (e.g. a tip-off from a friend), and which they know, or could be reasonably expected to know, is inside information.

•	Inside information: information of a precise nature that is not generally available, which relates to one or more issuers of qualifying investments and which would, if generally available, be likely to have a significant effect on the price of the securities i.e. it would influence the investment decision of a reasonable investor.

Improper Disclosure

This offence applies when an insider discloses inside information to another person otherwise than in the proper course of the exercise of his/her employment, profession or duties. This would apply if you were, for example, in possession of inside information, for example in relation to a proposed takeover bid, and you make selective disclosure of that information.

Misuse of Information

Behaviour not covered by the Market Abuse offence of Insider Dealing or Improper Disclosure, relating to information which is not generally available to those using the market but which, if available to a regular user of the market, would be, or would be likely to be, regarded by him as relevant when deciding the terms on which transactions in qualifying investments should be effected, and is likely to be regarded by a regular user of the market as a failure on the part of person concerned to observe the standard of behaviour reasonably expected of a person in his position in relation to the market.

Manipulating Transactions

Behaviour consisting of effecting transactions or orders to trade which give, or are likely to give, a false or misleading impression as to the supply of, or demand for, or as to the price of, one or more qualifying investments, or secure the price of such investments at an abnormal or artificial level.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

Manipulating Devices

Behaviour consisting of effecting transactions or orders to trade which employ fictitious devices or any other form of deception.

Dissemination or False or Misleading Information

Behaviour consisting of disseminating information which gives, or is likely to give, a false or misleading impression as to a qualifying investment by a person who knew or could reasonably be expected to have known that the information was false or misleading. Note: it is not necessary for the information to actually mislead, but merely to be thought likely to do so.

Distortion and Misleading Behaviour

Behaviour not included above that would likely give a regular user of the market a false or misleading impression as to the supply of, demand for, or price or value of, qualifying investments, or is likely be regarded by a regular user of the market as behaviour that would distort the market in such an investment, and is likely to be regarded by a regular user of the market as a failure on the part of person concerned to observe the standard of behaviour reasonably expected of a person in his position in relation to the market.

In this context, Staff members must note the European Securities and Markets Authority’s Guidelines on systems and controls in an automated trading environment for trading platforms, investment firms and competent authorities (the “Algorithmic Guidelines”), which came into effect on 1 May 2012. The Algorithmic Guidelines described four trading activities that might constitute market manipulation and which could be of particular concern in an automated trading environment:

•	Ping Orders - entering small order in order to ascertain the level of hidden orders and particularly used to assess what is resting on a dark platform.

•	Quote Stuffing - entering large numbers of orders and/or cancellations/updates to orders so as to create uncertainty for other participants, slowing down their process and to camouflage their own strategy.

•	Momentum ignition - entry of orders or a series of orders intended to start or exacerbate a trend, and to encourage other participants to accelerate or extend the trend in order to create an opportunity to unwind/open a position at a favourable price.

•	Layering and Spoofing - submitting multiple orders away from the touch on one side of the order book with the intention of executing a trade on the other side of the order book. Once that trade has taken place, the manipulative orders will be removed.

Requiring or encouraging market abuse

There is a separate offence of requiring or encouraging another person to engage in behaviour which constitutes market abuse. In order for the offence to apply, it is necessary to show that the behaviour would have amounted to market abuse if carried out by the person who requires or encourages.

In cases of a breach, the FCA has the power to impose an unlimited fine, public censure and an unlimited obligation to compensate those who have suffered as a result of the market abuse and to surrender any profits resulting from it. Although there is overlap with the offences of insider dealing and market manipulation, the market abuse regime covers a wider range of activities.

(d)	GSA Procedures - Insider Dealing and Market Abuse Policy

Wherever you work for GSA, you are subject to GSA’s Insider Dealing and Market Abuse Policy, which is explained below and is designed to cover both the UK concepts of “insider dealing” and “Market Abuse” and the US concepts of “insider trading” explained above, and to prevent any occurrence of such activities. References to “sensitive information” in this policy should be therefore interpreted as referring to each of (i) “inside information” under the UK criminal regime, (ii) “material, non-public information” under US regulations and (iii) “inside information” as used in the UK civil offence of market abuse. Similarly, references to “insider dealing” should be interpreted as referring to each of (x) “insider dealing” under the UK criminal regime, and (y) “insider trading” under US regulations.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

(i)	Responsibilities of Staff members

GSA’s internal policy is to prohibit:

(a) the buying or selling securities of any type; and

(b) commission or the occurrence of any of the types of activity defined above as market abuse,

on the basis of sensitive information, unless such activity is expressly approved in advance by the Compliance Officer (which approval may only be given if the activity in question falls within a legally permitted exception under applicable law).

GSA considers any actual or attempted insider dealing or market abuse to be an extremely serious offence. Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

All Staff members must ensure that any such offence does not either intentionally or inadvertently occur. In this regard, all Staff members must read and comply with the process contained in this Code and ensure that no trading in securities for which they have sensitive information occurs for any GSA Client or on behalf of any other account over which they have any influence or input. In this context, all Staff members should also consider their obligations under GSA’s personal account dealing policy when following GSA’s insider dealing and market abuse policy.

(ii)	Identifying sensitive information

Before executing any trade for oneself or others, including any GSA Client, a Staff member must determine whether he or she has access to sensitive information:

•	Before you trade, consider each piece of information at your disposal in the context of the definitions of “inside information” and “material, non-public information” explained above in this policy.

•	You should be aware that you may be exposed to sensitive information at company or broker meetings or in conversations with other counterparties.

•	No Staff member should agree to receive sensitive information in relation to the securities of any company without the prior approval of the Compliance Officer.

•	If you do not have such permission, you should inform your counterparty that you do not wish to be restricted from dealing in the relevant shares, you should make the other party aware that you do not want to be given sensitive information.

•	Staff members should note that circulating and trading or making recommendations on the basis of rumours may, in certain circumstances, violate GSA’s insider dealing policy and market abuse policy. Staff members should promptly report to the Compliance Officer any circumstance where they have reason to believe that any rumour or unsubstantiated information might constitute sensitive information or might have been originated or circulated with the specific intent of influencing the market in any publicly-traded company. No action should be taken on the basis of such a rumour, nor should such rumour or information be communicated further, without the express approval of the Compliance Officer.

•	Contacts with public companies represent part of GSA’s research efforts and GSA may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Staff member, in the course of these contacts, becomes aware of sensitive information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, GSA must make a judgment about its further conduct. To protect GSA Clients and GSA itself, a Staff member should immediately contact the Compliance Officer if he or she believes he or she may have received information that might constitute sensitive information.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

•	Tender offers and other corporate actions involving the purchase, issue or restructuring of a company’s securities represent a particular concern in relation to sensitive information, as such actions often result in a significant re-rating of the relevant company’s securities upon public awareness of the proposed action. Accordingly, such activities, and the flow of information around their execution, are the subject to intense scrutiny by Regulators. Staff members must exercise particular caution any time they become aware of potential sensitive information relating to any proposed corporate action.

(iii)	If you think you may have inside information

If a Staff member believes he or she might have sensitive information, he or she should take the following steps:

•	immediately alert the Compliance Officer or, if you cannot reach the Compliance Officer, a member of the Management Committee;

•	inform the Compliance Officer of all relevant details concerning the information that you have received;

•	do not execute any transaction in relation to the securities in question on his or her behalf or for any other person, including any GSA Client; and

•	do not communicate the information inside or outside of GSA, other than to the Compliance Officer. The Compliance Officer will review the issue, determine the status of such information and what action GSA should take (including, if appropriate, placing the relevant company on GSA’s restricted list).

(iv)	Other precautionary measures

In order to prevent accidental dissemination of sensitive information, Staff members must adhere to the following guidelines:

•	refrain from discussing sensitive information in public areas;

•	refrain from leaving sensitive or other confidential information on message devices;

•	maintain proper control of sensitive documents, including handouts and copies intended for internal dissemination only;

•	ensure that faxes and e-mail messages containing sensitive or confidential information are sent accurately and with appropriate warnings about the nature of the information and suitable restrictions on its forwarding to third parties; and

•	do not allow system access passwords to be given to unauthorised personnel.

Section 3	Personal Account Dealing

Rules Reference:	FCA, COBS 11.7, Chapter 7, Investment Adviser Rule 204A-1(a)(3)

Rules Summary:	Firms are required to have written procedures in place for the approval, reporting and monitoring of personal account dealings. This is to ensure the avoidance of any dealings which would involve a conflict with client dealings and to ensure the maintenance of adequate records relating to such dealings.

It is integral to the culture of GSA that the interests of GSA and GSA’s Clients are to be as far as possible the same. Conflicts of Interest should be avoided. The following procedures, which combine the Regulators’ requirements with our own internal procedures, must be followed to the letter. Any breach may result in disciplinary action which, in severe cases, may be grounds for summary dismissal. If you are in doubt about the application of the following Personal Account Dealing rules in any particular situation, you must refer to the Compliance Officer prior to executing the contemplated transaction.

In this section, the following terms shall have the following meanings:

“you” means both a Staff member and a Staff member’s Immediate Family and any person or relationship though which you have Beneficial Ownership over any security-holding account;

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

“Beneficial Ownership”, a Staff member will be considered to be a “Beneficial Owner” or to have “Beneficial Ownership” in a security if such Staff member (i) has a Pecuniary Interest in such security, (ii) has voting power with respect to the security, meaning the power to vote or direct the voting of such security or (iii) has the power to dispose, or direct the disposition of, such security. If you have any question about whether an interest in a security or an account constitutes Beneficial Ownership of that security, you should contact the Compliance Officer before executing any transaction in relation to the securities in question;

“Immediate Family” means spouses and children or other immediate family members sharing the same household with you, including step-children, grandchildren, parents, step-parents, grandparents, domestic partners, siblings, partners-in-law, and children-in-law, as well as adoptive relationships that meet this criteria;

“Pecuniary Interest”, a Staff member will be considered to have a “Pecuniary Interest” in a security if such Staff member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, a Staff member will be deemed to have a “Pecuniary Interest” in all securities owned by members of his or her Immediate Family, (ii) if a Staff member is a general partner of a general or limited partnership, he or she will be deemed to have a “Pecuniary Interest” in all securities held by such partnership, (iii) if a Staff member is a shareholder of a corporation or similar business entity, he or she will be deemed to have a “Pecuniary Interest” in all securities held by the corporation if he/or she is a controlling shareholder or has or shares investment control over the corporation’s investment portfolio, (iv) if a Staff member has the right to acquire equity securities through the exercise or conversion of a derivative security, he or she will be deemed to have a Pecuniary Interest in such securities, whether or not his or her right is presently exercisable, (v) if a Staff member is a member-manager of a limited liability company, he or she will be deemed to have a “Pecuniary Interest” in the securities held by such limited liability company and (vi) ordinarily, if a Staff member is a trustee or beneficiary of a trust, where either he or she or members of his or her Immediate Family has a vested interest in the principal or income of the trust, such Staff member will be deemed to have a “Pecuniary Interest” in all securities held by that trust. If you have any question about whether an interest in a security or an account constitutes a “Pecuniary Interest”, you should contact the Compliance Officer before executing any transaction in relation to the securities in question; and

“Reportable Security” and “Reportable Securities” include: all shares (both publicly listed and private), investment trust shares, bonds, commodity interests (including physical metals trading futures, commodity options, options on futures and swaps), FX trades (other than those exchanges made purely for domestic use), ETFs (whether publicly traded on a public exchange or not), Bitcoins (or other similar virtual currencies) and all spread bets or other derivative instruments the subject matter of which is a Reportable Security or Reportable Securities.

The following securities are not considered to be Reportable Securities:

•	direct obligations of any sovereign country;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	shares issued by broadly diversified money market funds;

•	shares issued by open-end investment companies registered in the U.S. or the E.U., other than funds advised or underwritten by GSA or any affiliate of GSA; and

•	interests in “529 college savings plans”.

Also, the following specific transactions shall not constitute transactions in Reportable Securities:

•	purchases of securities by automatic exercise of rights issued to the holders of a class of securities pro rata, solely to the extent they are issued with respect to securities for which a Staff member already has Beneficial Ownership (whether obtained prior to employment with GSA, by inheritance, by marriage or otherwise in accordance with this Code);

•	automatic acquisitions or dispositions of securities as the result of a tender offer, stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities for which a Staff member already has Beneficial Ownership (whether obtained prior to employment with GSA, by inheritance, by marriage or otherwise in accordance with this Code); and

•	purchases by an automatic investment plan or other similar investment program’s investment strategy which did not involve any decision-making by yourself in relation the specific purchase. However, any initial set-up of or adjustments to such a plan which involve decisions to buy or sell any Reportable Securities would require the prior approval of the Compliance Officer as set out below.

Private & Confidential. Not for distribution. GSA Capital Partners LLP is authorised and regulated by the Financial Conduct Authority.

Registered in England & Wales at Stratton House, 5 Stratton Street, London W1J 8LA with Number OC309261

For the avoidance of doubt, should any transaction similar to those contemplated above require your positive action in order to consummate the transaction, such transaction will be deemed to be a transaction in a Reportable Security and you must first seek permission for such transaction in accordance with the policy set out in this Code. This includes, for example, a pension plan, ISA or other investment product which comprises component securities or instruments over which you have investment discretion or control or where you have discretion in establishing the parameters for an automated investment plan. A workplace pension or other pension plan over which you have no investment input in respect of the component funds or individual securities shall not constitute an investment in Reportable Securities.

1.	Prior consent for all proposed transactions in Reportable Securities

The prior consent of the Compliance Officer is required for all personal account transactions you wish to make in any Reportable Security or Reportable Securities. Where the Compliance Officer is not available, the permission of GSA’s COO may be sought. Where GSA’s COO is not available, the permission of the CEO may be sought. No other Staff member may approve a personal account transaction request. Prior consent may be sought via email or by using the Pre-trade Approval Form appended at Appendix B to this Code.

2.	Conditions to any approval granted:

Any approval granted to you will be subject to the following conditions:

•	your confirmation at the time of your request that you have no material non-public information in relation to the proposed transaction or other knowledge that would breach any securities law or regulation applicable to either you, GSA or the security in question;

•	the approval will be valid for 24 hours only (after which a further request should be made for approval, including for any fill orders which have not completed within the original 24-hour period of approval);

•	a minimum holding period of 30 days in respect of the securities bought in the transaction; and

•	satisfactory answers to any further questions put to you by the Compliance Officer.

3.	Reporting

a.	Post-transaction reporting

Once a transaction is approved and executed, a copy of the contract note or broker statement must be provided to the Compliance Officer as soon as reasonably practicable thereafter. Alternatively, you may instruct the institution hosting their accounts to send the Compliance Officer duplicate trade confirmations and/or account statements.

b.	Quarterly Reporting

You must report to the Compliance Officer, within 30 days of the end of each calendar quarter, details of:

•	all Reportable Securities transactions in accounts in which you have Beneficial Ownership to the Compliance Officer within 30 days of the end of each calendar quarter; and

•	any securities accounts opened during the quarter that hold any securities (including those securities excluded from the definition of a Reportable Security); or

•	a statement that you did not make any Reportable Securities transactions and/or open any accounts during the previous calendar quarter.

You must utilize the Periodic Holdings Reporting Forms appended at Appendix C to this Code to fulfil your quarterly reporting obligations.

c.	Annual Reporting

You must report annually to the Compliance Officer, by 14 February in each calendar year:

•	all Reportable Securities holdings as of 31 December in the immediately preceding calendar year;

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•	details of any account in which you hold any Beneficial Ownership and which holds any securities (including securities excluded from the definition of a “Reportable Securities” above) as of 31 December in the immediately preceding calendar year.

You must use the Periodic Holdings Reporting Form appended at Appendix C to this Code to make this annual report.

You must also complete and sign the GSA Certification Regarding Annual Report of Staff Member’s Personal Trading Accounts and Holdings appended hereto at Appendix D.

d.	Initial Reporting

You must report to the Compliance Officer within 10 days of first becoming a Member of Staff:

•	the existence of any account in which you hold any Beneficial Ownership and which holds any securities (including securities excluded from the definition of “Reportable Securities” above);

•	all Reportable Securities holdings; or, if applicable

•	a statement that you do not have any Reportable Securities or accounts.

You must use the Periodic Holdings Reporting Form appended at Appendix C to this Code to make this initial report.

e.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, you are not required to submit:

•	quarterly reports for any transactions effected pursuant to an automatic investment plan or other similar regular investment program, such as a pension or an ISA, for which you do not make specific investment decisions during that quarter; or

•	any reports with respect to Securities held in accounts over which you had no direct or indirect influence or control, such as an account managed by an unaffiliated investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the Compliance Officer who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Compliance Officer may ask for supporting documentation, such as a copy of the automatic investment plan or similar program, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

It is important to remember that if you make periodic adjustments to an automatic investment plan or other similar investment program’s investment strategy, and such adjustments involve the buying or selling of any Reportable Security, that each such periodic adjustment needs the prior approval of the Compliance Officer as set out above.

There is a presumption that a Staff member can exert some measure of influence or control over accounts held by their Immediate Family, but this presumption may be rebutted by presenting a written representation to the Compliance Officer. Certain information regarding any such account, however, must still be provided in the reports required by sub-sections 3b, c and d above.

4.	Exceptions to the above requirements

Exceptions to the above requirements and restrictions may be granted under exceptional circumstances by the Compliance Officer on a case-by-case basis but only where there would be no possible conflict with the interests of GSA’s Clients. Any basis upon which GSA has decided that the provisions of this Code will not be applicable must be recorded.

5.	Anti-avoidance provisions

If you are precluded from entering into a transaction for your own account you must not:

•	procure any other person to enter into such a transaction; or

•	communicate any information or opinion to another person if he knows or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

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Outsourcing Investment Services

Confirmation should be obtained from “important or critical” outsourcers that they maintain a record of personal account transactions by their staff before the outsourcing contract commences. Periodically the Compliance Officer may need to request information from outsourcers in relation to personal account transactions of its staff. In these circumstances, the information should be provided promptly on request.

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Section 4	Inducements

Rules Reference:	FCA COBS 2.3

Rules Summary:	No Staff member may offer or accept any inducement, or direct or refer any actual or potential business to another person, which is likely to conflict to a material extent with any duties owed to Clients or is likely to be inconsistent with applicable laws or regulations.

1.	General Policy

•	The Compliance Officer must be notified of any offer, suggestion, arrangement or other matter or proposal put to you by any person whom you feel is or may be an inducement or which may be or may not be viewed or construed as an inducement.

•	We must follow the gifts policy set out below.

•	We must never allow any broker or counterparty to assist financially in the resolution of a dealing error unless the error was clearly their responsibility.

2.	Inducements Policy

•	Inducements may include gifts, entertainment, favours, preferential treatment and other forms of benefit or potential inducement.

•	Personal gifts and other benefits should only be offered or accepted where they are clearly reasonable in the circumstances.

•	There should be an existing relationship between GSA and any person offering or receiving a gift.

•	If an inducement would be embarrassing to the Staff member or GSA if made public, the Staff member has an obligation to decline it. In no event may an Staff member accept an inducement if the Staff member feels that he or she is expected to repay the donor or host through a business relationship with GSA or an affiliate.

•	Notwithstanding the above, all inducements over the value of £50 (or the US$ equivalent) offered by any Staff member must be approved by the Compliance Officer.

•	All inducements in excess of £50 (or the US$ equivalent) offered to or received by any Staff member must be recorded on a Record of Gifts and Benefits Form (see Appendix G) or emailed to the Compliance Officer.

•	Additionally, any inducement received by a Staff member which is, or appears to be, of a value in excess of £200 (or the US$ equivalent) must be immediately reported to the Compliance Officer and, where possible, be pre-approved by the Compliance Officer.

•	Business drinks, lunches and dinners of a reasonable nature are permitted without prior approval.

NOTE: FINRA rules prohibit any FINRA member firm (and its associated persons) from giving or receiving gifts having a value in excess of $100 per year. While GSA is not a FINRA member firm, Staff members should not give gift(s) in excess of $100 to (or receive a gift(s) in excess of $100 from) an entity or person that they believe is a FINRA member firm or an associate of such a firm.

Section 5	Political Contributions

Relevant Rules:	Rule 206(4)-5 of the Advisers Act

Rule Summary:	A registered investment adviser must limit its political contributions.

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SEC Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”), limits political contributions by Investment Advisers, certain of their associated persons who are considered “Covered Associates,“1 and any affiliated political action committee that they might control (“Controlled PAC”), from making political “contributions” (both directly and indirectly) to a candidate for political office. The Pay-to-Play Rule is designed to address contributions to “Officials” that may have any influence over the selection of GSA by a public fund. For purposes of the rule, an “Official” includes an incumbent, candidate or successful candidate for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint such a person. The Pay-to-Play Rule also limits the ability of GSA and its Covered Associates to solicit political contributions for an Official. A violation of both the contribution limits and the solicitation limits is an antifraud violation under the Advisers Act. A violation of the contribution limits will result in an automatic two-year “time out” from receiving any compensation from providing investment advice to a government entity.

The term “contribution” is very broadly defined in the Pay-to-Play Rule, and includes not only contributions in the form of cash, checks, and credit card payments, but also “anything of value,” as well as activities such as participation in fundraising, which may be considered to be “coordinating” such contributions, as well as substantive donations of GSA’s resources, such as the use of conference rooms or communication systems.

GSA is required to maintain records of all contributions to Officials by GSA, Covered Associates and any Controlled PAC. Staff members who are Covered Associates should request pre-approval from the Compliance Officer prior to making any contribution(s) above the de-minimis limits outlined in the Pay-to-Play Rule. The Compliance Officer will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as list of all Investors that meet the definition of a “government entity” for purposes of the Pay-to-Play Rule.

[1]	A “Covered Associate” of an investment adviser is defined in the Pay-to-Play Rule as the following: “(i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any other Covered Associate”).

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Appendix A

ACKNOWLEDGEMENT AND CERTIFICATION OF RECEIPT OF COMPLIANCE MANUAL (the “Manual”) AND CODE OF ETHICS (the “Code”)

This is to certify that I acknowledge receipt of a copy of the Manual and the Code. I have read and understand the Manual and the Code, in each case dated January 2014, and that I recognise that I am subject to the provisions thereof and agree to comply with the policies and procedures stated therein.

Please sign your name here:

Please print your name here:

Please date here:

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Appendix B

GSA PA Dealing Pre-trade Approval Form

To:             The Compliance Officer

From:

Date:

Permission is requested for the following personal account transaction(s):

Dealing Date	Stock /Instrument	Purchase/Sale	Approx Cash Consideration	Counterparty

I confirm that I know of no reason why the above transactions should conflict with any duty owed to any client or with the best interests of any Client.

I confirm that I have considered carefully whether any information I have as to any of the above securities might be considered to be sensitive information as described in GSA’s Compliance Manual and am confident that the above transaction(s) would not breach any of the provisions of the Rules (as defined in the GSA Compliance Manual) or any other law or regulation applicable to GSA or the securities in question.

Signed:

Approved by:

Date:

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Appendix C

Periodic Holdings Reporting Form

Initial Report	☐
Quarterly/Annual Update	☐

In accordance with the GSA Compliance Manual, please provide the name of any broker, dealer, bank or other institution that maintained any account holding any securities for you or on your behalf (other than accounts of any GSA Clients), including accounts of your Immediate Family or in which you have Beneficial Ownership. Please provide a list of your Reportable Securities. This includes not only securities held by brokers, but also securities held at home, in safe deposit boxes or by an issuer.

Please refer to the GSA Compliance Manual for the definition of “Reportable Securities”, “Beneficial Ownership” and “Immediate Family”.

(1)	Name of Staff member:

(2)	If different than #1, name(s) of the person(s) in whose name an account is held (if applicable, please indicate in item 4 below which accounts are held by which person(s)):

(3)	Relationship of (2) to (1):

Note: If you have a brokerage account statement that includes all required information regarding your accounts in one document, you may satisfy the reporting requirement by virtue of attaching that statement to this report. If you do not have such a consolidated statement, please list all required information on this form (attaching a separate sheet if necessary).

(4)	Broker(s) at which account(s) are maintained:

(5)	Account number(s) (please list in same order as item 4 above):

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(6)	For each account holding Reportable Securities, attach your most recent account statement listing Securities in that account. This information must be current as of a date no more than 45 days before this report is submitted.

Note: If you have one or more brokerage account statement(s) that include all required information regarding your Reportable Securities, you may satisfy the reporting requirement by virtue of attaching such statement(s) to this report

For Reportable Securities not appearing on any such statements, please list them below:

	Name of Security*	Quantity	Value	Account Details

1.

2.

3.

4.

5.

*	Including principal amount, if applicable.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) contain all information regarding my Securities accounts and Reportable Securities that I am required to report, as set forth in the GSA Compliance Manual.

Signature

Print Name

Date:

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Appendix D

GSA Certification Regarding Annual Report of Staff member’s Personal Trading Accounts and Holdings

I hereby certify to GSA that the holdings report submitted by me to GSA on                          , 20    , contains all information regarding my securities accounts and Reportable Securities that I am required to report as of the date hereof, under the terms of the GSA Compliance Manual.

Signature

Print Name

Date:

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Appendix E

Outside Directorships or Positions Annual Disclosure/Affirmation Form

Pursuant to GSA’s policy, all Staff members are required to disclose to GSA at the time of employment, and thereafter to obtain GSA’s approval prior to engaging in certain “outside activities.” For these purposes, outside activities are deemed to include any activity engaged in during or after business hours, other than those activities for which the Staff member is being compensated by GSA. In particular, Staff members must disclose employment relationships (i.e. second jobs, board directorships and fiduciary relationships).

To ensure that GSA’s information in this regard is current and comprehensive, GSA is requesting all Staff members to complete this form. All “outside activities” must be described. If you currently do not maintain any “outside activities,” please attest to such below. Please sign and return the form to the Compliance Officer.

Staff member Information

Staff member Name

Title and Position	Office Telephone Number

Outside Activities (Directorships and/or Positions Held)

	Description of Activity	Date Activity Commenced

1.

2.

3.

4.

5.

☐	As of the date below, I am not engaged in any “outside activities,” as defined.

Staff member Affirmation

I affirm that the above information is accurate and complete as of the date of my signature. I understand that I am under a continuing obligation during my employment to amend, supplement or correct this disclosure should circumstances so warrant.

Signature	Date

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Appendix F

PERIODIC CERTIFICATION OF COMPLIANCE

I hereby certify to GSA USA Capital Partners LLP (“GSA”) that I have complied with all of the requirements of GSA’s Code of Ethics (the “Code”), since the date of my last compliance certification regarding the Code. Pursuant to the Code, if I am a Covered Staff member, I have disclosed all personal securities holdings required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Code, except as described below. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

Signature

Print Name

Date:

Exceptions:

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Appendix G

Record of Gifts and Benefits (“Gifts”)

Is the gift being offered or received?

Name of Staff member offering or receiving the gift:

Gift offered to/received from (name of counterparty/client etc):

Nature of gift:

Reason for gift:

Approximate value:

Any other relevant information:

Signature:

Date:

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